Exhibit 99.1

1811 Bering Drive, Suite 200 Houston, Texas 77057

Company Contact: Jon C. Biro Phone: 713-351-4100 Fax: 713-335-2222 www.icopolymers.com

ICO, Inc. Announces Preferred Share Repurchases

HOUSTON, TEXAS, November 14, 2006 - ICO, Inc. (Nasdaq GM: ICOC), global producer of custom polymer powders and plastic film concentrates, today announced that it has repurchased 1,044,007 depositary certificates ("Depositary Shares") representing shares of the Company's $6.75 Convertible Exchangeable Preferred Stock ("Preferred Stock"). The Depositary Shares trade under the symbol “ICOCZ” on the Nasdaq stock market. The repurchase equaled approximately 81% of the 1,290,000 Depositary Shares outstanding just prior to the repurchase. The Depositary Shares (each representing 1/4 of a share of Preferred Stock) were repurchased in a privately negotiated transaction, for $26.00 each, for total consideration of $27.1 million, as part of the Company’s previously announced Preferred Stock Repurchase Plan. The total liquidation preference of the outstanding Preferred Stock, including missed dividends, is currently $31.33 per Depositary Share. The Company funded these repurchases in part with cash on hand and in part with proceeds from its recently announced $45.0 million Credit Facility.

The Company plans to continue to repurchase Depositary Shares as they become available. Depositary Shares will be repurchased from time to time in open market transactions or privately negotiated transactions as, in the opinion of management, market conditions warrant. The Company anticipates that Preferred Stock that is repurchased will be retired.

About ICO, Inc.

    With 18 locations in 9 countries, ICO Polymers produces custom polymer powders for rotational molding and other polymers segments, including textiles, metal coatings and masterbatch. ICO remains an industry leader in size reduction, compounding and other tolling services for plastic and non-plastic materials. ICO's Bayshore Industrial subsidiary produces specialty compounds, concentrates and additives primarily for the plastic film industry.

This press release contains forward-looking statements, which are not statements of historical facts and involve certain risks, uncertainties and assumptions. These include, but are not limited to, restrictions imposed by the Company’s outstanding indebtedness, changes in the cost and availability of polymers, demand for the Company's services and products, business cycles and other industry conditions, the Company’s lack of asset diversification, international risks, operational risks, and other factors detailed in the Company's form 10-K for the fiscal year ended September 30, 2005 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.